                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-51089

                    PROSPECTUS SUPPLEMENT DATED JULY 20, 1998
                                       to
             Prospectus Dated May 1, 1998 (as amended June 17, 1998)

                                  51,501 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

     This Prospectus Supplement further supplements the Prospectus Supplement dated July 24, 1998 to the Prospectus dated May 1, 1998, as amended June 17, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 51,501 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Precept Software, Inc. ("Precept"), by and through the acquisition of the common stock and options to purchase common stock of Precept whereby Precept became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Footnote 7 to the Prospectus Supplement dated July 24, 1998 listed entities to which Kleiner Perkins Caufield & Byers VII, a Selling Shareholder in the Prospectus might distribute its shares. The following footnote sets forth a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholder in Footnote 7:

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
                                                                                     Number of
                                                                                       Shares
                                           Number of Shares       Percent of       Registered for
                                           Beneficially          Outstanding            Sale
Name of Selling Shareholder                    Owned                Shares             Hereby(1)
-------------------------------------------------------------------------------------------------
Kleiner Perkins Caufield & Byers VII(7)        52,822                 *                52,822

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*    Represents beneficial ownership of less than 1%.


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     (1) This registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

     (7) Subsequent to the date of this Prospectus, the shares held by Kleiner Perkins Caufield & Byers VII may be distributed to Booth & Co. in addition to those already listed in the Footnote